Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Erasca, Inc.:

We consent to the use of our report dated May 7, 2021, with respect to the consolidated balance sheets of Erasca, Inc. as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

June 25, 2021